Exhibit 10.1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

RUNWAY GROWTH CREDIT FUND INC.

AND

RUNWAY GROWTH CAPITAL LLC

This Amended and Restated Investment Advisory Agreement (the “Agreement”) is made this 12th day of September, 2017, by and between RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation (the “Company”), and RUNWAY GROWTH CAPITAL LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is organized as a closed-end management investment fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a) The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form 10 (File No. 000-55544) initially filed on February 12, 2016 (as the same shall be amended from time to time); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act, and the rules and regulations promulgated thereunder, with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: organization and offering (in an amount of up to $1,000,000); provided that the amount of initial organizational and offering expenses in excess of $1,000,000 shall be paid by the Adviser); the Company’s pro-rata portion of fees and expenses related to a Spin-Off transaction (as defined below); calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); fees and expenses payable to third parties, including agents, consultants or other advisers, in connection with monitoring financial and legal affairs for the Company and in providing administrative services, monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Company’s investments; sales and purchases of shares of the Company’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the administration agreement between the Company and the Company’s administrator, Runway Administrator Services LLC (f/k/a GSV Credit Service Company, LLC) (the “Administrator”), dated as of December 15, 2016 (the “Administration Agreement”) (as the same shall be amended from time to time); transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s securities on any securities exchange; U.S. federal, state and local taxes; fees and expenses of directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party or an affiliate thereof (the “Independent Directors”); costs of preparing and filing reports or other documents required by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company, the Adviser or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator, based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs.

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3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Company’s common stockholders. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)	The Base Management Fee shall be payable on the first day of each calendar quarter and calculated as follows, based on the Capital Commitments (as defined below) and assets purchased with borrowed funds or other forms of leverage (collectively, the “Pre-Spin-Off Gross Assets”) during the preceding calendar quarter:

(i)	Until the earlier of (A) the consummation of an initial public offering (“IPO”) of the Public Fund (as defined below) in connection with a Spin-Off transaction) and (B) the earliest date at which (1) all Capital Commitments have been called for investments and/or expenses and (2) the Company holds not more than 10.0% of its total assets in cash, the Base Management Fee shall be an amount equal to 0.4375% (1.75% annualized) of the Pre-Spin-Off Gross Assets at the end of the most recently completed calendar quarter; provided, however, that in no event shall the Base Management Fee payable in a calendar year exceed the actual operating expenses incurred by the Adviser during such calendar year (the “Management Fee Cap”). No later than March 31 of each calendar year, the Adviser shall provide a reconciliation of the actual operating expenses incurred by the Adviser for the prior calendar year and the Base Management Fee paid to the Adviser for such prior calendar year. To the extent the Base Management Fee paid to the Adviser for such prior calendar year exceeds the Management Fee Cap (the “Excess Fee”) for such prior calendar year, the Management Fee payable to the Adviser for the second calendar quarter and each subsequent quarter immediately following such calendar year shall be reduced by the Excess Fee until such time as the Excess Fee for the prior calendar year has been reduced to zero. For the avoidance of doubt, actual operating expenses of the Adviser for a particular year shall not include any reduction in Base Management Fees as a result of Excess Fees paid by the Company. An example of how the Base Management Fee will be calculated and paid and/or reduced pursuant to this Section 3(a)(i) is included, for illustrative purposes only, as Exhibit A hereto.

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(ii)	Following the earlier of (A) consummation of an IPO of the Public Fund in connection with a Spin-Off transaction and (B) the earliest date at which (1) all Capital Commitments have been called for investments and/or expenses and (2) the Company holds not more than 10.0% of its total assets in cash, the Base Management Fee shall be an amount equal to 0.4375% (1.75% annualized) of the Company’s average daily Gross Assets during the most recently completed calendar quarter for so long as the aggregate amount of Gross Assets of the Company as of the end of the most recently completed calendar quarter is less than $500,000,000. For purposes of this Agreement, “Gross Assets” is defined as the Company’s gross assets, including assets purchased with borrowed funds or other forms of leverage, as of the end of the most recently completed fiscal quarter. If the aggregate amount of Gross Assets as of the end of the most recently completed calendar quarter is equal to or greater than $500,000,000, but less than $1,000,000,000, the Base Management Fee shall be an amount equal to 0.40% (1.60% annualized) of the average daily Gross Assets during the most recently completed calendar quarter. If the aggregate amount of Gross Assets as of the end of the most recently completed calendar quarter is equal to or greater than $1,000,000,000, the Base Management Fee shall be an amount equal to 0.375% (1.50% annualized) of the average daily Gross Assets during the most recently completed calendar quarter.

For purposes of this Agreement, “Capital Commitments” shall mean the aggregate amount of capital committed to the Company by investors as of the end of the most recently completed calendar quarter. The Base Management Fee shall be payable for the first partial quarter in which the initial closing of the Company’s private placement of shares of its common stock occurs based on the aggregate amount of Capital Commitments as of the initial closing of the private placement, and shall be appropriately prorated for any partial month or quarter.

For purposes of this Agreement, a “Spin-Off transaction” includes a transaction whereby the Company offers its stockholders the option to elect to either (i) retain their ownership of shares of the Company’s common stock; (ii) exchange their shares of the Company’s common stock for shares of common stock in a newly formed entity (the “Public Fund”) that shall elect to be regulated as a BDC under the Investment Company Act and treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and shall use its commercially reasonable best efforts to complete an IPO of shares of its common stock not later than three years after the Company’s final closing of its private placement of shares of its common stock, which closing shall occur no later than December 31, 2017; or (iii) exchange their shares of the Company’s common stock for interests of one or more newly formed entities (each, a “Liquidating Fund”) that shall each be organized as a limited liability company, and which shall, among other things, seek to complete an orderly wind down and/or liquidation of any such Liquidating Fund.

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(b)	The Incentive Fee shall consist of two parts, as follows:

(i)	(A) The first part (the “Income Incentive Fee”) shall be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net investment income for the immediately preceding fiscal quarter. Payments based on Pre-Incentive Fee net investment income shall be based on the Pre-Incentive Fee net investment income earned for the quarter. For this purpose, “Pre-Incentive Fee net investment income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial and consulting fees or other fees that the Company receives from portfolio companies) accrued by the Company during the fiscal quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee); provided however, that Pre-Incentive Fee net investment income shall be reduced by multiplying the Pre-Incentive Fee net investment income earned for the quarter by a fraction, the numerator of which is the Company’s average daily Gross Assets during the immediately preceding fiscal quarter minus average daily borrowings during the immediately preceding fiscal quarter, and the denominator of which is the Company’s average daily Gross Assets during the immediately preceding fiscal quarter. Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), accrued income the Company has not yet received in cash; provided, however, that the portion of the Income Incentive Fee attributable to deferred interest features shall be paid, only if and to the extent received in cash, and any accrual thereof shall be reversed if and to the extent such interest is reversed in connection with any write off or similar treatment of the investment giving rise to any deferred interest accrual, applied in each case in the order such interest was accrued. Such subsequent payments in respect of previously accrued income shall not reduce the amounts payable for any quarter pursuant to this Section 3(b)(i)(A). Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(B) Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less liabilities) at the end of the immediately preceding fiscal quarter, shall be compared to a “hurdle rate” of 2.0% per quarter (8.0% annualized). The Company shall pay the Adviser an Income Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Income Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee net investment income does not exceed the hurdle rate of 2.0%; (2) 80% of the Company’s Pre-Incentive Fee net investment income with respect to that portion of such Pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.667% in any calendar quarter (10.668% annualized) (the portion of the Company’s Pre-Incentive Fee net investment income that exceeds the hurdle but is less than 2.667% is referred to as the “catch-up”; the “catch-up” is meant to provide the Adviser with 20.0% of the Company’s Pre-Incentive Fee net investment income as if a hurdle did not apply if the Company’s Pre-Incentive Fee net investment income exceeds 2.667% in any calendar quarter (10.668% annualized)); and (3) 20.0% of the amount of the Company’s Pre-Incentive Fee net investment income, if any, that exceeds 2.667% in any calendar quarter (10.668% annualized) payable to the Adviser (once the hurdle is reached and the catch-up is achieved, 20.0% of all Pre-Incentive Fee net investment income thereafter is allocated to the Adviser);

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provided that, until the consummation of an IPO of the Public Fund in connection with a Spin-Off transaction, in the event that (a) the sum of the Company’s cumulative net realized losses since the date of the Company’s election to be regulated as a BDC exceeds 2.0% of the total non-control/non-affiliate investments made by the Company since the date of the Company’s election to be regulated as a BDC through the end of the quarter and (b) the Pre-Incentive Fee net investment income adjusted to include any realized capital gains and losses (“Adjusted Pre-Incentive Fee net investment income”), expressed as an annualized rate of return on the value of the Company’s average daily net assets (defined as total assets less liabilities), since the Company’s election to be regulated as a BDC through the end of the quarter is less than 10%, no Income Incentive Fee shall be payable for such quarter until the first subsequent quarter in which either (x) the sum of the Company’s cumulative net realized losses since the date of the Company’s election to be regulated as a BDC is equal to or less than 2.0% of the total non-control/non-affiliate investments made by the Company since the date of the Company’s election to be regulated as a BDC through the end of such subsequent quarter or (y) the Adjusted Pre-Incentive Fee net investment income, expressed as an annualized rate of return on the value of the Company’s average daily net assets (defined as total assets less liabilities), since the Company’s election to be regulated as a BDC through the of the end of the quarter equals or exceeds 10%; provided, however, that in no event shall any Income Incentive Fee be payable for any prior quarter after the three-year anniversary of the end of such quarter; and

provided further that, after the consummation of an IPO of the Public Fund in connection with a Spin-Off transaction, in the event that (a) the sum of the Company’s cumulative net realized losses for the previous four fiscal quarters or, if fewer than four fiscal quarters have passed since such IPO, that number of fiscal quarters since such IPO (the “Look-Back Period”), exceeds 2.0% of the total non-control/non-affiliate investments (i) made by the Company during the Look-Back Period or (ii) transferred to the Public Fund in connection with a Spin-Off transaction during the Look-Back Period and (b) the Adjusted Pre-Incentive Fee net investment income, expressed as an annualized rate of return on the value of the Company’s average daily net assets (defined as total assets less liabilities), during the Look-Back Period is less than 10%, no Income Incentive Fee shall be payable for such quarter until the first subsequent quarter in which (x) the sum of the Company’s cumulative net realized losses for the Look-Back Period is equal to or less than 2.0% of the total non-control/non-affiliate investments (i) made by the Company during the Look-Back Period or (ii) transferred to the Public Fund in connection with a Spin-Off transaction during the Look-Back Period or (y) the Adjusted Pre-Incentive Fee net investment income, expressed as an annualized rate of return on the value of the Company’s average daily net assets (defined as total assets less liabilities), during the Look-Back Period equals or exceeds 10%; provided, however, that in no event shall any Income Incentive Fee be payable for any prior quarter after the three-year anniversary of the end of such quarter.

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(C) The Income Incentive Fee shall be payable in connection with a Spin-Off transaction. The Income Incentive Fee shall be calculated as of the date of the completion of each Spin-Off transaction and shall equal the amount of Income Incentive Fee that would be payable to the Adviser if (1) all of the Company’s investments were liquidated for their current value and any unamortized deferred portfolio investment-related fees would be deemed accelerated, (2) the proceeds from such liquidation were used to pay all of the Company’s outstanding liabilities, and (3) the remainder were distributed to the Company’s stockholders and paid as Incentive Fee in accordance with the Income Incentive Fee described in clauses (1) and (2) above for determining the amount of the Income Incentive Fee; provided, however, that in no event shall the Income Incentive Fee paid in connection with the completion of a Spin-Off transaction (x) include the portion of the Income Incentive Fee attributable to deferred interest features of a particular investment that is not transferred pursuant to a Spin-Off transaction until such time as the deferred interest is received in cash, or (y) exceed 20% of the Company’s Pre-Incentive Fee net investment income accrued by the Company for the fiscal quarter as of the date of the completion of the Spin-Off transaction. The Company shall make the payment of the Income Incentive Fee paid in connection with the completion of a Spin-Off transaction in cash on or immediately following the date of the completion of a Spin-Off transaction. After a Spin-Off transaction, all calculations relating to the Incentive Fee payable shall be made beginning on the day immediately following the completion of the Spin-Off transaction without taking into account the exchanged shares of the Company’s common stock (or contributions, distributions or proceeds relating thereto).

(ii)	(A) The second part of the Incentive Fee (the “Capital Gains Fee”) shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending December 31, 2016, and shall equal 20.0% of the Company’s aggregate cumulative realized capital gains, if any, from the date of the Company’s election to be regulated as a BDC through the end of the relevant calendar year, computed net of aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid Capital Gains Fee; provided, however, that no Capital Gains Fee shall be paid to the Adviser for any calendar year in which the sum of the Company’s (1) Pre-Incentive Fee net investment income and (2) realized gains less realized losses and unrealized capital depreciation from the date of the Company’s election to be regulated as a BDC through the end of such calendar year, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less liabilities) at the end of such calendar year is less than 8.0% until the first subsequent calendar quarter in which the sum of the Company’s (1) Pre-Incentive Fee net investment income and (2) realized gains less realized losses and unrealized capital depreciation from the date of the Company’s election to be regulated as a BDC through, and including, the end of such subsequent calendar quarter, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less liabilities) at the end of such calendar quarter is equal to or exceeds 8.0%; provided, further, that in no event shall any Capital Gains Fee be paid for any prior year after the three-year anniversary of the end of such year. For purposes of this Section 3(b)(ii), the Company’s “aggregate cumulative realized capital gains” shall not include any unrealized appreciation. If such amount is negative, then no Capital Gains Fee shall be payable for such year. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

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(B) The Capital Gains Fee shall be payable in respect of the exchanged shares of the Company’s common stock in connection with a Spin-Off transaction and shall be calculated as of the date of the completion of a Spin-Off transaction as if such date were a calendar year-end for purposes of calculating and paying the Capital Gains Fee.

(c)	No Income Incentive Fee or Capital Gains Fee shall be payable in connection with a Spin-Off transaction unless, on the date of the completion of a Spin-Off transaction, the sum of the Company’s (i) Pre-Incentive Fee net investment income and (ii) realized capital gains less realized capital losses and unrealized capital depreciation from the date of the Company’s election to be regulated as a BDC through, and including, the date of the completion of such Spin-Off transaction, is greater than 8% of the cumulative net investments made by the Company since its election to be regulated as a BDC.

4.	Covenants of the Adviser.

The Adviser covenants that it shall remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the Investment Company Act. The Adviser agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

6.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

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7.	Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its members and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

8.	Effectiveness, Duration and Termination of the Agreement.

(a) This Agreement shall become effective as of the first date above written. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 8, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) The Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the affirmative vote of a majority of the Board, or by the affirmative vote of a majority of the outstanding voting securities of the Company, and (B) the affirmative vote of a majority of the Company’s Independent Directors, in accordance with the requirements of the Investment Company Act.

(c) This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by: (i) the affirmative vote of a majority of the outstanding voting securities of the Company, (ii) the affirmative vote of a majority of the Board, including a majority of the Independent Directors, or (iii) the Adviser.

(d) This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

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(e) The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

9.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

11.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

12.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.	Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

RUNWAY GROWTH CREDIT FUND INC.

By:	/s/ R. David Spreng
Name: R. David Spreng
Title: President and Chief Executive Officer

RUNWAY GROWTH CAPITAL LLC

By:	/s/ R. David Spreng
Name: R. David Spreng
Title: President

[Signature Page to Investment Advisory Agreement]

Exhibit A

X1Y1 = 0.4375% of Pre-Spin-Off Gross Assets as of December 31, 2016

X2Y1 = 0.4375% of Pre-Spin-Off Gross Assets as of March 31, 2017

X3Y1 = 0.4375% of Pre-Spin-Off Gross Assets as of June 30, 2017

X4Y1 = 0.4375% of Pre-Spin-Off Gross Assets as of September 30, 2017

X1Y2 = 0.4375% of Pre-Spin-Off Gross Assets as of December 31, 2017

X2Y2 = 0.4375% of Pre-Spin-Off Gross Assets as of March 31, 2018

XY1 = X1Y1 + X2Y1 + X3Y1 + X4Y1

YY1 = Actual Operating Expenses of Adviser for the year ended December 31, 2017

EF = XY1 – YY1

IF/THEN ON APRIL 1ST:

•	If EF is negative, no adjustment is required as YY1 is greater than 1.75%.

•	If EF is positive, the Company shall pay the Adviser an amount equal to X2Y2 – EF

•	If X2Y2 – EF is negative, the Company shall reduce the Base Management Fee in subsequent quarters, as applicable, until such time as EF has been reduced to zero